                                                                   EXHIBIT 10.15

                           Master Services Agreement

                                   between

                        Bellwether Exploration Company

                                      and

                           Torch Operating Company,
                         Torch Energy Marketing, Inc.,
                      Torch Energy Advisors Incorporated
                              and Novistar, Inc.



                        Effective as of October 1, 1999




                               - CONFIDENTIAL -
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                           MASTER SERVICES AGREEMENT
                           -------------------------


     This Master Services Agreement (this "Master Agreement") is entered into among Bellwether Exploration Company ("Customer"), and Torch Operating Company ("TOC"), Torch Energy Marketing, Inc. ("TEMI"), Torch Energy Advisors Incorporated ("TEAI") and Novistar, Inc. ("Novistar") (TOC, TEMI, TEAI and Novistar are herein referred to individually as a Torch Party and collectively as "Torch" and Each Torch Party and Customer are herein individually referred to as a Party and collectively referred to as the "Parties"), effective as of October 1, 1999 (the "Effective Date").

     For and in consideration of the mutual promises and covenants contained herein, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties agree as follows:

                            BACKGROUND AND PURPOSE

     TEAI and other Torch Parties currently provide certain administrative, operations, and marketing services to Customer pursuant to the Management Agreement between TEAI and Customer dated January 1, 1994, as amended, the Contract Operations Agreement between TOC and Customer dated November 11, 1991 and the Marketing Letter Agreement between TEMI and Customer dated May 1, 1997.

     This Master Agreement sets forth the general terms and conditions applicable to each Service Agreement. The Parties may, from time to time, enter into one or more additional Service Agreements setting forth the specific terms and conditions applicable to specific services to be contracted for by Customer and one or more Torch Parties.

                                   ARTICLE 1
                                  DEFINITIONS

Section 1.1  Certain Definitions

     In this Master Agreement, the following terms shall have the indicated meanings:

     "Affiliate" means, with respect to any specified person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the specified person or entity.

     "Business Day" means any day during which the New York Stock Exchange is generally conducting business.

     "Business Records and Data" means a Party's contracts, leases, accounting documents, invoices, checks, statements, invoices, receipts, correspondence, vouchers and all files, records,
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data, information, and maps related to such leases and contracts, including, without limitation, computer-readable copies of all computer records pertaining to the leases, files, contracts, division order files, title opinions and other title information (including abstracts, evidence of rental payments, land maps, surveys, and data sheets), production records and other technical data, geological and geophysical information and maps, well logs and related data, or seismic data, including basic field tapes, observers' logs, survey notes, base maps and all other business records relating to the business operations of such Party, but in any event excluding documents that constitute another Party's contracts, leases, accounting documents, invoices, checks, statements, invoices, receipts, correspondence, vouchers and including all files, records, data, information, and maps related to such leases and contracts, including, without limitation, computer-readable copies of all computer records pertaining to the leases, files, contracts, division order files, title opinions and other title information (including abstracts, evidence of rental payments, land maps, surveys, and data sheets), production records and other technical data, geological and geophysical information and maps, well logs and related data, or seismic data, including basic field tapes, observers' logs, survey notes, base maps and all other business records relating to the business operations of such Party.

     "Change Order" has the meaning ascribed to it in Section 4.3(a).

     "Confidential Information" means information designated as confidential or which ought to be considered as confidential from its nature or from the circumstances surrounding its disclosure. Confidential Information includes, without limiting the generality of the foregoing, work product, the terms of each Service Agreement (other than its term and general scope), and information:

          (a) relating to the Disclosing Party's software or hardware products or services, or to its research and development projects or plans;

          (b) relating to the Disclosing Party's business, policies, strategies, operations, finances, plans or opportunities, including the identity of, or particulars about, the Disclosing Party's clients or customers;

          (c) marked or otherwise identified as confidential, restricted, secret or proprietary, including, without limiting the generality of the foregoing, information acquired by inspection or oral disclosure provided such information was identified as confidential at the time of disclosure or inspection; and

          (d) that the Receiving Party should have, without any exercise of due diligence, known was obtained as a result of or subject to a confidentiality agreement between Disclosing Party and a third party.

Notwithstanding the foregoing, Confidential Information does not include information that the Receiving Party can establish:

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          (w)  has become generally available to the public or commonly known in either Party's industry other than as a result of a breach by the Receiving
Party of any obligation to the Disclosing Party;

          (x) was known to the Receiving Party prior to disclosure to the Receiving Party by the Disclosing Party by reason other than having been previously disclosed to the Receiving Party: (A) in confidence by the Disclosing Party, or (B) in the course of the Receiving Party acting as agent of the Disclosing Party;

          (y) was disclosed to the Receiving Party by a third party who did not owe an obligation of confidence to the Disclosing Party with respect to the disclosed information; or

          (z) was independently developed by the Receiving Party without any reference to any part of the Confidential Information.

     "Confidential Materials" means the part of any tangible media upon or within which any part of the Confidential Information is recorded or reproduced in any form, excluding any storage device which forms a part of computer hardware.

     "Contract Executive" means the individual representatives of Torch Parties and Customer who are assigned the primary responsibility of managing a Service Agreement.

     "Contract Year" with respect to a Service Agreement, means each annual period beginning on the Service Agreement Effective Date unless defined otherwise within a Service Agreement.

     "Control" and its derivatives means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise.

     "Disclosing Party" means the Party furnishing Confidential Information or Confidential Materials (or having beneficial ownership of, Confidential Information or Confidential Materials in the possession of another Party).

     "Effective Date" means the date of this Master Agreement.

     "Indemnitees" shall mean, with respect to a Party entitled to indemnification hereunder, such Party and its Affiliates, officers, directors, employees, agents, successors, and assigns.

     "Insurance Policy Limit" shall mean (i) the amount ultimately paid by an insurer of a Party with respect to a covered claim; but if such claim is not ultimately paid, then (ii) zero.

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     "Master Agreement" means this Master Agreement, all Schedules, Exhibits and
Appendices hereto and, when the meaning so requires, all Service Agreements.

     "Pass-Through Expenses" means the actual invoiced amounts (excluding any Torch Party's profit, administrative fee or overhead charges) charged to the Torch Party by third parties that Customer has agreed to pay directly or for which Customer has agreed to reimburse the Torch Party.

     "Performance Deposit" means a payment by Customer to each Torch Party in an amount equal to the sum of the two highest months' fees earned by such Torch Party under an agreement being terminated under Article 16, within the 12-month period ending at the time termination notice is given.

     "Receiving Party" means a Party other than the Disclosing Party.

     "Schedules" means any schedule attached to this Master Agreement or a Service Agreement, if such document is initialed by Customer and the applicable Torch Party(ies) and states that it is a schedule to such agreement.

     "Service Agreement" means any Service Agreement entered into between Customer and a Torch Party(ies) pursuant to Section 2.1.

     "Service Agreement Effective Date" means the date indicated in the Service Agreement as the date upon which such agreement becomes effective.

     "Service Agreement Term" means the term of the applicable Service Agreement, as defined in each Service Agreement.

     "Service Credits" means any Service Level Credits issued pursuant to a Service Level provision of a Service Agreement or Change Order.

     "Service Level" shall mean a performance metric related to the Services.

     "Services" means the services provided by Torch Party(ies) to Customer pursuant to Section 4.1.

     "Term" means the Term of this Master Agreement as provided in Article 3. When used herein in the context of a Service Agreement, "Term" refers to the applicable Service Agreement Term.

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Section 1.2  Other Definitions

     Other terms used in this Master Agreement, the Schedules, Exhibits and Appendices hereto and the Service Agreements are defined where they first appear and have the respective meanings there indicated.


                                   ARTICLE 2
                               MASTER AGREEMENT

Section 2.1  Master Agreement

     This Master Agreement contains general contractual terms for Services to be provided to Customer. Services will be provided by Torch Party(ies) pursuant to Service Agreements and Change Orders (as defined) entered into by Customer and Torch Party(ies). Separate Service Agreements may be entered into for discrete Services. Each Service Agreement shall describe the Services covered by the Service Agreement, the provisions for payment, the term for performance, any applicable Service Levels and other provisions that are specific to the Service Agreement. No Service Agreement Term shall extend beyond the Term of this Master Agreement.

     Except as otherwise expressly set forth in this Master Agreement, the obligations of a Party under this Master Agreement, except (i) unsatisfied obligations under Article 7 and/or (ii) other obligations covered by Section 18.10, shall be suspended during any period in which no Service Agreement is in effect with respect to such Party.

Section 2.2  Interpretation and Precedence

     This Master Agreement, the Schedules, Exhibits and Appendices hereto, the Service Agreements, any Schedules that may be added to the Service Agreements, and any Change Orders, are to be interpreted so that all of the provisions are given as full effect as possible. In the event of a conflict among this Master Agreement or a Schedule, Exhibit or Appendix hereto and any Service Agreement or Change Order, the order of precedence shall be: first, Sections 2.2, 5.1, 6.4, and 7.5 of this Master Agreement, and Articles 8, 9, and 14 through 18 of this Master Agreement, next, the Change Order, next, the Service Agreement, next, any exhibit or Schedule to the Service Agreement; next, the remaining sections of this Master Agreement; and last, any other Exhibits, Schedules or appendices to this Master Agreement. Otherwise, the terms of this Master Agreement shall apply to each Service Agreement and Change Order.

Section 2.3  No Implied Agreement

     Except as expressly set forth in a Service Agreement or Change Order, nothing in this Master Agreement requires Customer to purchase products or services from a Torch Party or requires a Torch Party to provide products or services to Customer. Customer may request

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information, proposals, or competitive bids from third parties on the same or different terms than provided in this Master Agreement.

Section 2.4  Agreed Termination of Prior Agreements

     The Parties hereby agree that the Contract Operations Agreement dated November 11, 1991 and the Management Agreement dated January 1, 1994 and the Marketing Letter Agreement dated May 1, 1997 (collectively the "Prior Agreements") are terminated as of the Effective Date and the Parties further agree that no termination fees shall be due as a result of such terminations. The Parties further agree that all of the indemnification provisions contained in the Prior Agreements shall survive the termination of the Prior Agreements and shall apply to any and all claims for indemnification based upon events occurring prior to the Effective Date. All indemnification claims among the Parties based upon events occurring on or after the Effective Date shall be governed by the indemnification provisions of this Agreement.


                                   ARTICLE 3
                                     TERM

Section 3.1  Term

     The term of this Master Agreement (the "Term") shall begin as of the Effective Date and shall continue with respect to a Party, for so long as any Service Agreement is in effect with respect to such Party unless earlier terminated or renewed in accordance with the provisions of this Master Agreement.

     Each Service Agreement shall set forth the applicable Service Agreement Term. A Change Order shall terminate, except with respect to any payment obligation thereunder, if no Service Agreement is in effect among the parties to the Change Order.


                                   ARTICLE 4
                                   SERVICES

Section 4.1  General; Service Agreements

     Throughout each Service Agreement Term, each Party shall perform such obligations as it may have under the Services Agreements and Change Orders, as such Service Agreements and Change Orders may be amended and supplemented from time to time by written amendments thereto or pursuant to the Change Order Procedures (collectively, the "Services"). Each Party shall perform its obligations in accordance with the terms of this Master Agreement, the Schedules, Exhibits and Appendices hereto, the Service Agreements to which it is a party and Change Orders to which it is a party.

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     The specific Services to be supplied by a Torch Party to Customer, the compensation to be paid and other related matters shall be expressed in Service Agreements and Change Orders. Each Service Agreement shall be subject to the terms and conditions of this Master Agreement. No Torch Party shall have an obligation to provide any Services, and no amounts will become due from Customer, unless and until the appropriate Service Agreement has been duly signed and delivered by authorized officers of Customer and any applicable Torch Parties.

     The Parties further agree that, while the applicable Service Agreement is in effect, any service (other than those services identified in Schedule 4.1, which may be amended if and when a Service Agreement is terminated) that was customarily and routinely performed by a Torch Party for Customer at no additional charge during the year prior to the Effective Date and is related to the Services under in-effect Services Agreement(s), but is neither listed as an included Service nor listed as an excluded Service or separately charged Service in the Services Schedules to the applicable Service Agreement, shall be performed by the Torch Party at no additional charge. With respect to assets Customer acquires after the Effective Date: (i) Customer may, before closing the acquisition, make an election to exclude such assets from the scope of any Service Agreement; (ii) Customer may, upon reasonable notice to the Torch Party, revoke such election under (i), which revocation shall be permanent and effective on a date as mutually agreed (iii) a Torch Party may elect to exclude such assets from the scope of such Service Agreement if Customer has on at least one occasion made an election that remains in effect under (i); (iv) a Torch Party may elect to exclude such assets from the scope of this Agreement if the Torch Party in its sole discretion determines (in good faith) that it has a non-trivial environmental, health or safety issue with respect to such assets.

     Customer and various Torch Parties contemplate entering into the following Service Agreements:

Service Agreement
-----------------
Oil and Gas Administration
Field Operating
Corporate Administration
Crude Oil and Natural Gas Marketing
Midstream Asset Management
Land Leasing

     The Service Agreements will be entered into among Customer and the individual Torch Parties; no Torch Party shall be responsible for the obligations of another Torch Party under this Master Agreement, any Service Agreement or any Change Order, except that if at any time an Affiliate of TEAI fails to perform obligations including payment obligations the Affiliate has under this Master Agreement or any Service Agreement or any Change Order, then TEAI shall be responsible for performance of such obligations. Except as expressly provided in the preceding sentence, notwithstanding any other provision of this Agreement, a Torch Party shall have no liability to Customer with respect to (i) any Service Agreement (unless the Torch Party is a party

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thereto); (ii) any Change Order (unless the Torch Party is a party thereto);
(iii) any act (or failure to act) other than an act (or failure to act) on the part of such Torch Party.


Section 4.2  Performance of Out-Of-Scope Services

     Notwithstanding any request made to a Torch Party or the submission of any proposal by a Torch Party pursuant to Section 4.3, Customer shall have the right to contract with a third party to perform any services which are in addition to, or outside the scope of, the Services. If Customer makes a decision to perform for itself or to contract with a third party to perform any such service, the Torch Parties shall cooperate with Customer and such third party to the extent reasonably required for the provision of services by Customer or such third party, at Customer's expense and only to the extent specified in a Change Order, except to the extent included specifically in the scope of the Services.

     The Parties acknowledge and agree that this Master Agreement and the Service Agreements shall not apply to properties located outside the United States and its territorial waters and owned or operated by Customer, except to the extent provided in a Change Order.

Section 4.3  Change Order Procedure

     (a) From time to time during the Term, Customer or Torch Party(ies) may propose changes in or additions to or deletions from the Services or other aspects of this Master Agreement or a Service Agreement. No such changes, additions or deletions shall be effective or binding on the Parties unless a written change order (a "Change Order") is signed by authorized representatives of both Customer and the Torch Party(ies) to be bound thereby. Subject to clause (e) below, all such Change Orders shall be implemented pursuant to the procedures set forth in this Section (the "Change Order Procedures").

     (b) Any change to any of Article 1 through 18 of this Master Agreement must be approved by a majority of each Party's Management Board members and memorialized in a written amendment to this Master Agreement.

     (c) If Customer desires to propose a change in or addition to or deletion from the Services under a Service Agreement, it shall deliver at Customer's expense a written notice to the Torch Contract Executive describing the proposal. A Torch Party, in a timely manner, may decline such a proposal or may respond to such a proposal at the Torch Party's expense (except as otherwise agreed) by delivering to the Customer Contract Executive a written proposal ("Change Order Proposal"). If a Torch Party desires to propose a change in or addition to or deletion from the Services or other aspects of this Master Agreement or a Service Agreement, it may do so by preparing at its expense and delivering a Change Order Proposal to the Customer Contract Executive. A Change Order Proposal shall not constitute an offer but shall instead be deemed to be a proposal given for discussion purposes.

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     (d)  No change in or addition to or deletion from the Services or any other aspect of a Service Agreement shall become effective without the written approval (which may be withheld or delayed in a Party's sole and absolute discretion) of the affected Parties' Contract Executive(s). If Customer and the applicable Torch Party approve a Torch Party's Change Order Proposal, as evidenced by the written approval of the Contract Executives, any changes in or additions to or deletions from the Services described in the Change Order Proposal shall thereafter be deemed "Services," any other changes described in the Change Order Proposal shall be deemed to have amended the applicable Service Agreement, and the Parties thereto shall agree on any further modifications to the applicable Service Agreement required to reflect the Change Control
Proposal.

     (e) Changes made by a Torch Party in the ordinary course of providing the Services, that are performed within the then-existing resources used to provide the Services and that do not cause non-compliance with Service Levels (such as changes to operating procedures, schedules and equipment configurations) need not comply with the procedures set forth in this Section 4.3, provided that they do not involve any additional unreimbursed cost to a Party.

Section 4.4  Resources

     Except as otherwise expressly provided in a Service Agreement or Change Order, each Party shall provide, at its expense, all of the facilities, personnel, equipment, software, services and other resources necessary for it to perform its obligations under this Agreement.

Section 4.5  Licenses and Permits

     Each Party shall be responsible for obtaining all applicable licenses, authorizations, and permits required for such Party to carry out its obligations under this Master Agreement, and each Service Agreement (or Change Order) to which it is a party, and shall have financial responsibility for, and shall pay, all fees and taxes associated with such licenses, authorizations, and permits, except as otherwise expressly provided in this Master Agreement or a Service Agreement or Change Order.


                                   ARTICLE 5
                                SERVICE LEVELS

Section 5.1  Failure to Meet Service Levels

     (a) If a Torch Party fails to meet a Service Level for reasons other than those specified in Section 5.1(b) below, Customer shall, as its sole remedy for any such failure, have the right to credits in the applicable amount as specified, or other Service Level remedy as specified, in the applicable Service Agreement ("Service Level Remedy") as liquidated damages.

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The Parties acknowledge that actual damage to Customer from such a failure would be impracticable to determine and that each Service Level Remedy is reasonable under the circumstances existing as of the date of this Master Agreement and any Service Agreement's effective date. If an applicable Service Level Remedy is a credit then the Torch Party shall deduct the Service Level Remedy from its next succeeding invoice or other amount due to it.

     (b)  To the extent any failure to meet a Service Level is attributable to
(i) a Force Majeure Event, or (ii) a failure of Customer to satisfy its obligations under this Master Agreement or a Service Agreement, such Service Level shall be deemed not to have been failed.

Section 5.2  Baseline Customer Satisfaction Survey

     Upon the request of Customer, not more than once each year and as part of the Services, Torch (or if Customer elects, a third party selected by Customer but then at Customer's expense) shall, if requested by Customer, conduct a baseline Customer satisfaction survey as approved by the Parties for affected end-users of the Services as designated by Customer. This survey shall be of the content and scope reasonably determined by the Parties, administered in accordance with the procedures agreed upon by the Parties.

                                   ARTICLE 6
                             CHARGES FOR SERVICES

Section 6.1  Charges in General

     Customer shall pay to the Torch Parties thereto the amounts due as set forth in each Service Agreement and each Change Order as well as amounts due in connection with any matters identified as at Customer's expense under this Agreement, or Service Agreement(s) or Change Order(s). Except for costs and expenses that this Master Agreement, or a Service Agreement or a Change Order, states are Customer's responsibility, a Torch Party shall be solely responsible for, and shall indemnify Customer against, all third-party claims for costs and expenses incurred by such Torch Party to perform its obligations under this Master Agreement and the Service Agreements and Change Orders. Except as otherwise expressly provided in this Master Agreement or a Service Agreement or Change Order, or as otherwise mutually agreed in writing by the Parties, Customer will not pay the Torch Parties any additional fees, charges, assessments, or reimbursements.

Section 6.2  Taxes

     Payment of federal, state, local, foreign, and other taxes based on the Services shall be the responsibility of Customer, which will reimburse the applicable Torch Party for any federal, state, local, or foreign excise, sales, use, business privilege, gross receipts, value-added, single business, or other similar tax (excluding federal, state, or local taxes based on income or profits of a Torch Party, or any franchise taxes assessed against a Torch Party) based on the Services. Each Party shall reasonably cooperate with the other in minimizing any applicable tax and, in

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connection therewith, Customer shall provide the Torch Parties any resale certificates, information regarding out-of-state use of materials, services or sales, or other exemption certificates or information reasonably requested by a Torch Party.

Section 6.3  Benchmarking

     Customer may, not more frequently than annually, at its expense, engage an independent qualified consultant for the purpose of performing a review of the costs to Customer of the Services, the Torch Parties' performance of the Services, and use by Customer and Torch of new technologies and techniques, as measured by industry norms. The Torch Parties shall reasonably cooperate with Customer and Customer's consultant but as "out-of-scope services" (as defined) except to the extent specified in a Change Order and/or to the extent involving tasks included in the scope of the Services.

Section 6.4  Out-of-Scope Services

     Customer shall pay for any "out-of-scope services" (i.e., ancillary services that are not a part of Services), in accordance with the terms and conditions stated in a written Change Order signed by an authorized Customer representative. Customer shall reimburse Torch Parties for reasonable out-of-pocket expenses incurred by Torch Parties in the performance of out-of-scope services, such as reasonable travel and living expenses, provided such expenses are invoiced with reasonable supporting documentation.

Section 6.5  Recordkeeping

     Torch Parties shall maintain commercially reasonable records for the amounts billed to and payments made by Customer under this Master Agreement and all Service Agreements and Change Orders. Such records shall include data and documentation of third party charges invoiced to and paid by Torch Parties. Torch Parties shall retain such records for at least three years (including any records received by a Torch Party maintained by Customer prior to the applicable Service Agreement Effective Date). Torch Parties shall provide Customer, at Customer's request, with paper and electronic copies of documents and information reasonably necessary to verify Torch Parties' compliance with this Master Agreement. Customer and its authorized agents and representatives shall have reasonable access to such records for inspection purposes during normal business hours for the period during which the Torch Parties are required to maintain such records. Upon termination or expiration of this Master Agreement, the Torch Parties, in any event and notwithstanding the provisions of Sections 9.2, 9.4, and 16.5, may retain, subject to other applicable confidentiality obligations under this agreement, an archive copy of any record.

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                                   ARTICLE 7
                             INVOICING AND PAYMENT

Section 7.1  Invoices

     A Torch Party shall issue to Customer, on a monthly basis: (i) a consolidated invoice billing in advance for base charges due, (ii) a consolidated invoice billing in arrears for variable amounts due other than time and materials charges, and (iii) a consolidated invoice billing in arrears for time and materials charges (which shall include detail for each Service Agreement and remaining balance information for time and materials services included as part of base charges, substantially in the form of Schedule 7.1 hereto), all with respect to each Service Agreement. If out-of-scope Services are provided under one or more Change Orders, Torch Party(ies) will invoice the applicable charges in a separate, composite invoice for such services. Each Torch Party agrees to waive any charges that it fails to invoice within six months of the time such charges were due to be invoiced to Customer under this Master Agreement, each Service Agreement and any Change Order.

Section 7.2  Payment

     (a) Subject to Section 7.5, each invoice for variable amounts delivered pursuant to Section 7.1 shall be due and payable within thirty (30) days after the date such invoice is delivered to Customer; provided, however, that each invoice for variable amounts with respect to Termination/Expiration Assistance under Section 16.5 shall be due and payable within ten (10) days after such invoice is delivered to Customer. Subject to Section 7.5, fifty percent (50%) of each invoice for base amounts delivered pursuant to Section 7.1 shall be due and payable on the later of five (5) days after the date such invoice is delivered to Customer or the first of the month in which the Services covered by such invoice are to be provided and the remaining fifty percent (50%) of each invoice for base amounts delivered pursuant to Section 7.1 shall be due and payable on the later of five (5) days after the date such invoice is delivered to Customer or the fifteenth of the month in which the Services covered by such invoice are to be provided.

     (b) To the extent Customer is entitled to a credit from a Torch Party pursuant to this Master Agreement or any Service Agreement, the Torch Party shall provide Customer with such credit on the first invoice delivered after such credit is earned. If the amount of any credits on an invoice exceeds the amount owing to the Torch Party reflected on such invoice, the Torch Party shall pay the balance of the credit to Customer within ten (10) days after the invoice date.

Section 7.3  Proration

     All periodic charges under this Master Agreement or the Service Agreements (excluding charges based upon actual usage or consumption of Services) shall be computed on a calendar month basis and shall be prorated for any partial month.

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Section 7.4  Refunds

     If either Party receives from a third party a credit or refund or other rebate for goods or services paid for by another Party, such other Party shall be entitled to receive the same, and if it is in an amount that exceeds $25,000, the recipient of a payment of such refund, credit or rebate shall promptly notify the other Party and shall promptly pay to it the amount it receives therefor (and if such amount is not so paid within 45 days of its receipt then the recipient shall also pay interest, from the date of receipt, at the then-current prime rate of Citibank of New York (or its successor), to the other Party.

Section 7.5  Setoff and Withholding

     (a) Notwithstanding any other provision of this Master Agreement, a Party who is owed any undisputed amount by the other Party may, at its option, set off that amount as a credit against any undisputed amounts it otherwise owes to the other Party.

     (b) If Customer reasonably disputes in good faith any portion of an invoice delivered pursuant to Section 7.1, Customer shall nevertheless pay the full dollar amount of such invoice when due. If Customer reasonably disputes in good faith any other claim by a Torch Party for reimbursement of any amount, Customer shall pay the dollar amount due that is not so disputed and may, at its option, withhold such disputed portion pending resolution of the dispute by mutual agreement or pursuant to Article 17 of this Master Agreement. If Customer withholds any amount pursuant to the preceding sentence, Customer shall notify the Torch Party of the basis for such withholding in accordance with Section
18.9. Upon resolution of the dispute, Customer shall pay to the Torch Party such portion, if any, of such disputed amount determined to be owing to the Torch Party. If the dispute with respect to a disputed item is not resolved within 90 days and the amount reasonably in dispute exceeds $50,000 then the reasonably disputed amounts will, upon request, be deposited by the Parties into an escrow account within five business days. If the invoice amounts reasonably in dispute aggregate more than $250,000 then the reasonably disputed amounts will, on request, be deposited by the Parties into an escrow account within five business days. In either case the escrow account shall be with a third party escrow agent that shall be a United States National Bank selected by the Party making the escrow deposit, pending resolution of the dispute by mutual agreement or pursuant to Article 17 of this Master Agreement.

     (c) If a Torch Party reasonably disputes in good faith any request for issuance of a credit or other claim by Customer for reimbursement of any amount, the Torch Party shall pay or credit the dollar amount due that is not so disputed and may, at its option, withhold such disputed portion pending resolution of the dispute by mutual agreement or pursuant to Article 17 of this Master Agreement. If the Torch Party withholds any payment or credit pursuant to this Section 7.5(c), the Torch Party shall notify Customer of the basis for such withholding in accordance with Section 18.9. Upon resolution of the dispute, the Torch Party shall pay (in the case of a payment dispute) or credit (in the case of a credit dispute) to Customer such portion, if any, of such disputed amount determined to be owing to Customer. If the dispute with respect to a disputed item is not resolved within 90 days and the amount reasonably in dispute exceeds $50,000 then the reasonably disputed amounts will, upon request, be deposited by the Torch Party into an escrow account within five business days. If the amounts reasonably in dispute withheld by the Torch Party aggregate more than $250,000, then the reasonably disputed amounts will, upon request, be deposited by the Torch Party into an escrow account within five business days. In either case the escrow account shall be with a third party escrow agent that shall be a United States National Bank selected by the Party making the escrow deposit, pending resolution of the dispute.

     (d) The phrase "reasonably in dispute" shall mean that the parties to the dispute are in compliance with Section 18.14.


                                   ARTICLE 8
                 INTELLECTUAL PROPERTY RIGHTS AND OBLIGATIONS

Section 8.1  Non-Infringement

     Each Party agrees that it shall perform its obligations under this Master Agreement and all Service Agreements and Change Orders in a manner that does not constitute an infringement or misappropriation of any United States patent, copyright, trademark, trade secret or other intellectual property right of any third party.


                                   ARTICLE 9
                        CONFIDENTIALITY AND COMPETITION

Section 9.1  Rights, Restrictions and Obligations of the Receiving Party

     (a)  During the Term, the Receiving Party may:

          (i) disclose Confidential Information received from the Disclosing Party to its employees, officers and directors and Affiliates who have a need to know such information exclusively for the purpose of executing obligations or exercising rights under this Master Agreement or any Service Agreement or Change Order;

          (ii) reproduce the Confidential Information received from the Disclosing Party as required to perform its obligations or exercise its rights under this Master Agreement or any Service Agreement;

          (iii) disclose Confidential Information as required by law, provided the Receiving Party, to the extent practicable, gives the Disclosing Party reasonable notice prior to such disclosure to allow the Disclosing Party to make an effort to obtain a protective order or otherwise protect the confidentiality of such information; and

          (iv) disclose the terms of a Service Agreement to a third party who is not a competitor of the Disclosing Party, but only if: (A) such third party agrees in writing that it shall comply with the confidentiality obligations applicable to the Receiving Party under this Article 9 and (B) such writing provides that the Disclosing Party is an intended third party beneficiary thereof.

     (b) Except as otherwise specifically provided in this Master Agreement or any Service Agreement, the Receiving Party shall not:

          (i) disclose, in whole or in part, any Confidential Information received directly or indirectly from the Disclosing Party; or

          (ii) sell, rent, lease, transfer, encumber, pledge, reproduce, publish, transmit, translate, modify, reverse engineer, decompile, disassemble or otherwise use the Confidential Information in whole or in part.

     (c) The Receiving Party shall exercise the same care in preventing unauthorized disclosure or use of the Confidential Information that it takes to protect its own information of a similar nature, but in no event less than reasonable care. Reasonable care includes, without limiting the generality of the foregoing:

          (i) informing its directors, officers, employees and Affiliates and, where applicable, their respective directors, officers and employees (and agents and subcontractors, who have access to Disclosing Party's Confidential Information), of the confidential nature of the Confidential Information and the terms of this Master Agreement, directing them to comply with these terms, and obtaining their written acknowledgment that they have been so informed and directed, and their written agreement to abide by reasonable terms and that the Disclosing Party is an intended third party beneficiary of such agreement; and

          (ii) notifying the Disclosing Party promptly upon discovery of any loss, unauthorized disclosure or use of Confidential Information, or any other breach of this Article by the Receiving Party, and assisting the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of the Confidential Information and to prevent further unauthorized disclosure or use.

     (d)  The Receiving Party acknowledges that:

          (i) the Disclosing Party possesses and will continue to possess Confidential Information that has been created, discovered or developed by or on behalf of the Disclosing Party, or otherwise provided to the Disclosing Party by third parties, which information has commercial value and is not in the public domain;

          (ii) unauthorized use or disclosure of Confidential Information is likely to cause injury not readily measurable in monetary damages, and therefore irreparable;

          (iii) in the event of an unauthorized use or disclosure of Confidential Information, the Disclosing Party shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction;

          (iv) subject to the rights expressly granted to the Receiving Party in this Master Agreement or in any Service Agreement, the Disclosing Party and its licensors retain all right, title and interest in and to the Confidential Information, including without limiting the generality of the foregoing, title to all Confidential Materials regardless of whether provided by or on behalf of the Disclosing Party or created by the Receiving Party; and

Section 9.2  Rights and Remedies of the Disclosing Party

     (a) At the expiration or earlier termination of this Master Agreement or any applicable Service Agreement, the Receiving Party shall:

          (i) return all Confidential Materials (other than those covered by Section 9.2(a)(ii), including, without limitation, all originals, copies, reproductions and summaries of Confidential Information; and

          (ii) destroy all copies of Confidential Information in its possession, power or control, which are present on magnetic media, optical disk, volatile memory or other storage device, in a manner that assures the Confidential Information is rendered unrecoverable.

Upon completion of those tasks an officer of the Receiving Party shall provide written confirmation to the Disclosing Party that the requirements of this Section have been complied with.

     (b) The Disclosing Party may visit the Receiving Party's premises, upon reasonable prior notice and during normal business hours, to review the Receiving Party's compliance with the terms of this Section.

     (c) In the event of an unauthorized disclosure of Confidential Information by the Receiving Party, the Disclosing Party shall have the right to: (i) seek appropriate injunctive relief to prevent any further disclosure where there exists reasonable grounds to believe that the unauthorized disclosure may continue; and/or (ii) pursue the dispute resolution procedure pursuant to
Article 17 to recover damages related to the disclosure. A material breach of the confidentiality provisions of this Article 9 that is not fully cured within 30 days after notice to the breaching party shall then give rise to a right of the non-breaching party(ies) to terminate immediately this Master Agreement and/or each Service Agreement for cause. In the event of a termination for cause resulting from a breach of confidentiality obligations owed to a Torch Party, Torch shall not be required to provide the Termination/Expiration Assistance specified in Section 16.7.

Section 9.3  Ownership of Business Records and Data

     Each Party's Business Records and Data shall remain its property. A Party's Business Records and Data shall not without its consent (which may be withheld or delayed in such Party's sole and absolute discretion) be: (i) used by another Party other than in connection with obligations hereunder, (ii) disclosed, sold, assigned, leased or otherwise provided to third parties by another Party, or
(iii) commercially exploited by or on behalf of another Party. All Business Records and Data obtained solely for Customer's benefit and separately paid for by Customer shall be acquired in Customer's name.

Section 9.4  Return of Business Records and Data

     A Party shall upon request by another Party at any time (if such requesting Party reimburses related out-of-pocket costs and, in the case of a request by Customer, pays related data processing charges at the Torch Party's published rates) promptly return to such other Party such other Party's Business Records and Data.

Section 9.5  Security

     (a) Each Party will establish and comply with commercially reasonable security procedures during the Term of this Master Agreement and any Service Agreement for the security of each other Party's Business Records, Confidential Information and Data. Each Party may periodically, at reasonable frequencies and times, inspect other Parties' facilities to ensure compliance with this Section.

     (b) Since a Party's personnel may have access to another Party's financial information and other information that, if utilized or disclosed could lead to violations of the applicable securities laws, each Party covenants that it (i) will not trade in securities of another Party in violation of applicable securities laws and (ii) will maintain a policy that its employees will not trade in securities of another Party in violation of any applicable securities laws.

Section 9.6  Destroyed or Lost Business Records or Data

     No Party will delete or destroy another Party's Business Records or Data without prior written authorization except in accordance with a records retention policy agreed by the Parties. In the event any Party's Business Records or Data are lost or destroyed due to any act or omission of another Party in breach of the security procedures described in this Article 9 and/or any Service Agreement, such other Party shall use all commercially reasonable efforts to regenerate or replace such Business Records or Data and the Parties agree to cooperate to provide any available information, files or raw data needed for the regeneration of the Business Records or Data.

Section 9.7  Non-Competition and Business Opportunities

     (a) Customer agrees that it shall not compete with Novistar for the provision of services, in Novistar's lines of business (as operated on the Effective Date), to third parties, during the term of any Service Agreement to which Novistar is a party, and for three years after such term; provided, however, that Customer may: (i) provide services to third parties in the ordinary course of its business as an operator to Customer's Affiliates and to Customer's venture partners; and (ii) provide services that are merely incidental to good practice and efficient management of the services Customer provides in the ordinary course of business otherwise conducted in compliance with this Section 9.7.

     (b) Each Torch Party agrees, that, during the term of any Service Agreement to which it is a party and for three years after such term, the Torch Party shall act in good faith to determine which business opportunities arising during such term rightfully belong to Customer and shall refrain from usurping such business opportunities.


                                  ARTICLE 10
                         MANAGEMENT AND SUBCONTRACTING

Section 10.1 Contract Executives and Personnel

     Section 10.1.1   Contract Executives

     Each of the Service Agreements shall identify a Contract Executive for each Party thereto, which such Party may change from time to time by written notice to the other Parties. The Customer Contract Executive shall have the authority to act on behalf of Customer with respect to all matters relating to the services included in the applicable Service Agreement, and the Contract Executive for any Torch Party shall have the authority to act on behalf of such Torch Party with respect to all matters relating to the services included in the applicable Service Agreement.

     Section 10.1.2   Workplace Rules

     All personnel of another Party while at any Party's facility shall abide by the workplace rules and regulations applicable to such Party's own employees.

     Section 10.1.3  Torch Services to Third Parties

     Customer recognizes that Torch personnel providing Services to Customer under this Master Agreement may perform similar services from time to time for other persons, including competitors of Customer. This Master Agreement shall not prevent Torch from using such personnel (or any Torch equipment) for the purpose of performing such similar services for such other persons provided that: Torch complies with its obligations concerning Customer's Confidential Information.

Section 10.2  Management Board

     The Parties shall establish and maintain a Management Board, which shall be composed of three representatives of each Party including at least one senior executive of each Party. The initial representatives and their positions with Customer and Torch Parties are set forth in Schedule 10.2. The Management Board will meet at least quarterly. The general responsibilities of the Management Board shall be: (i) to monitor the general progress of the performance of this Master Agreement and the Service Agreements; (ii) to analyze and attempt to resolve problems referred by the Contract Executives; (iii) subject to the last sentence of this Section, to approve and implement Change Orders (including material changes in the Services); and (iv) resolve disputed invoice amounts where possible. No Change Order resulting in charges in excess of $50,000.00 will be binding without the express written consent (which may be withheld or delayed in a Party's sole and absolute discretion) of a majority of each affected Party's Management Board members.

Section 10.3  Subcontracting

     Except as provided herein or in a Service Agreement or Change Order, each Torch Party shall be solely responsible for paying any subcontractors it uses to provide Services under this Master Agreement or any Service Agreement. Subcontracting shall not relieve a Torch Party of its obligations under this Master Agreement or any Service Agreement.

Section 10.4  Hiring of Employees

     Customer shall not (without the written consent of the affected Torch Party which the Torch Party may withhold or delay in its sole and absolute discretion), during the term of any Service Agreement and for a period of twelve
(12) months thereafter, solicit or hire any person who is an employee of a Torch Party, except that upon termination of a Service Agreement (i) Customer may extend offers to "Dedicated Employees" (as defined) who are not "Restricted Employees" (as defined), and (ii) Customer may extend offers to employees whom the Torch Party has identified in an officer's certificate delivered pursuant to the provisions of this Section 10.4 and/or Section 16.2. A "Dedicated Employee" is any employee of a Torch Party to the terminating Service Agreement who has worked on Customer matters for more than three-fourths of that person's reported time in the Torch Parties' timekeeping system(s) during the previous six (6) months (or during the period since the Effective Date, if such period is less than six (6) months). A "Restricted Employee" is an employee, other than an hourly field employee, that a Torch Party designates as such not to exceed thirty percent of its "Dedicated Employees" but not to be less than three (3) employees for each Service Agreement. In connection with each termination of this Agreement or any Service Agreement, each affected Torch Party shall as soon as practicable provide notice in writing to Customer identifying (i) each affected employee who is a Dedicated Employee for purposes of such agreement and (ii) whether the employee is a Restricted Employee. As soon as practicable thereafter Customer shall provide written notice to the appropriate Torch Party specifying by name each Dedicated non-Restricted employee that Customer intends in good faith to hire as its own permanent employee under the provisions of this Section 10.4. As soon as practicable thereafter the Torch Party shall deliver an officer's certificate attesting to the identity of persons whose employment is being terminated as a result of such agreement's termination (and that the agreement's termination was the predominant reason for the employee's termination) with respect to whom the Torch Party intends to require reimbursement from Customer of severance costs pursuant to Section 16.2. Customer shall not, in any event, assist another service provider in recruiting employees of a Torch Party; provided, however, that merely providing a reference or other similar routine information shall not be treated as assistance for purposes of this sentence.

Section 10.5  Key Personnel

     Up to six persons may be designated as Key Personnel in Schedule 10.5. The applicable Torch Party shall consult with Customer on any removal of any such person from the person's position (or any substantial change in such person's duties in providing Service to Customer) and on the selection of any replacement for any such person, who shall in any event be appropriately qualified. Customer may amend Schedule 10.5 from time to time; provided, however, that: (i) any such amendment may only designate Dedicated Employees or replacements for persons designated as Key Personnel who have left the employ of the Torch Party (except with the applicable Torch Party's consent which may be withheld or delayed in the Torch Party's sole and absolute discretion); and (ii) the number of Key Persons shall not exceed six at any time; and (iii) any such amendment shall have only prospective effect.


                                  ARTICLE 11
                                    AUDITS

Section 11.1  Audit Rights

     The applicable Torch Party shall maintain records and supporting documentation of all financial and non-financial transactions under this Master Agreement and all Service Agreements and all Change Orders, sufficient to reasonably permit an audit thereof in accordance with this Section 11.1. Each Torch Party shall at no charge provide reasonable access for one audit each calendar year to Customer's contract and financial statement auditors, who have signed confidentiality agreements reasonably satisfactory to the applicable Torch Party, to examine the Torch Parties' charges and performance of the Services under this Master Agreement and any

Service Agreement and to perform audits and inspections of Customer and its business and of the systems that process, store, support and transmit Customer's Data, solely so that its financial statement auditors can verify the integrity of Customer's Business Records and Data. Each Torch Party shall, at Customer's expense in accordance with a Change Order, provide access at reasonable times agreed by the Parties: (i) to all such records and supporting documentation relating to the Services to Customer necessary for its joint venture auditors or regulatory auditors solely to perform audits and inspections of Customer and its business and (ii) to Customer's financial statement auditors to the systems that process, store, support and transmit Customer's Data solely so that its auditors can verify the integrity of Customer's Business Records and Data. Torch Parties shall provide reasonable cooperation to such auditors, inspectors, regulators and representatives, including the installation and operation of audit software. The applicable Torch Parties shall, at their own expense, provide Customer with an annual SAS 70 (type II) audit regarding the Torch Party; provided, however, Customer shall be given the opportunity to participate in determining the scope of the audit.

Section 11.2  Payments

     If an audit reveals that a Torch Party has overcharged Customer for Services during either of the two (2) then-preceding calendar years, the Torch Party promptly shall reimburse the undisputed amount of any overcharges.

Section 11.3  Survival

     Sections 11.1 through 11.3 shall (i) apply with respect to a Torch Party while a Service Agreement to which the Torch Party is a party and (ii) continue to the third (3d) anniversary thereafter, after which time Sections 11.1 through
11.3 shall no longer apply to the Torch Party.

Section 11.4  TEAI Financial Statements

     While a Service Agreement to which a Torch Party is a party remains in effect, TEAI shall make available to Customer at no additional charge TEAI's annual audited financial statements, within ninety (90) days after the end of the year that the statements cover, as well as its quarterly unaudited financial statements, within forty-five (45) days after the end of the quarter that the statements cover. TEAI shall make available its appropriate personnel to answer reasonable questions related to the financial condition of TEAI.

                                  ARTICLE 12
                            INSURANCE; RISK OF LOSS

Section 12.1  Required Insurance Coverages

     Throughout the Term, each Party (except with respect to a coverage identified as Torch only) shall maintain in force, at minimum, the insurance coverages described below. Additional insurance coverage(s) may be required under a Service Agreement. Each Torch Party may satisfy its insurance requirements as a named insured on a policy that covers other parties within the same policy limit, which limit shall conform to the requirements set forth below.

     (a) Commercial General Liability Insurance with a minimum combined single limit of $3 million per occurrence and minimum general aggregate limit of $5 million;

     (b) Umbrella Liability Insurance with a minimum limit of $50 million per occurrence and minimum aggregate amount of $50 million;

     (c) Worker's Compensation Insurance or any alternative plan or coverage as permitted or required by applicable law and employers liability insurance with a minimum occurrence limit of $500,000;

     (d) Except with respect to Customer, Comprehensive Errors and Omissions Insurance, for Torch only, covering the liability for financial loss due to error, omission or negligence, by Torch, with a minimum amount of $5 million;

     (e) Automotive Liability Insurance covering use of all owned, non-owned and hired automobiles with a minimum combined single limit of $3 million per occurrence for bodily injury and property damage liability;

     (f) "All Risk" Property Insurance, for Torch only, in an amount equal to the replacement value of the equipment used to provide the Services;

     (g) Employee Dishonesty and Computer Fraud Insurance for loss arising out of or in connection with fraudulent or dishonest acts committed by the employees of a Party, acting alone or in collusion with others, in a minimum amount of $5 million per occurrence.

     (h) Employment Practice Liability Insurance in a minimum amount of $5 million.

Section 12.2  General Insurance Requirements

     All insurance policies a Party is required to carry pursuant to this Article shall: (i) be primary as to its negligence and non-contributing with respect to any other insurance or self-insurance another Party may maintain;
(ii) name the other Parties, its Affiliates, subsidiaries and their respective officers, directors and employees as additional insureds, as such parties' interests may appear with respect to this Master Agreement; (iii) be provided by reputable and financially responsible insurance carriers with a Best's minimum rating of "A-" (or any future equivalent) and minimum Best's financial performance rating of "6" (or any future equivalent); (iv) require the insurer to notify the other Parties in writing at least forty-five (45) days in advance of cancellation or modification; and (v) include a waiver of all rights of subrogation against each other Party and its Affiliates. Each Party shall cause its insurers to issue to the other Parties on or before the Effective Date and each policy renewal date certificates of insurance evidencing that the coverages and policy endorsements required by this Article are in effect.


                                  ARTICLE 13
                    CERTAIN REPRESENTATIONS AND WARRANTIES

Section 13.1  Mutual Representations and Warranties

     Each Party represents and warrants that, as of the Effective Date and continuing throughout the Term:

     (a) It is a corporation duly incorporated, validly existing and is in good standing under the laws of the state in which it is incorporated, and is qualified as a foreign corporation and in good standing in each other jurisdiction where the failure to be so would have a material adverse effect on its business or its ability to perform its obligations under this Master Agreement or any Service Agreement to which it is a party.

     (b) It has all necessary corporate power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Master Agreement and each Service Agreement to which it is a party.

     (c) It has all necessary corporate power and authority to enter into this Master Agreement and each Service Agreement to which it is a party and to perform its obligations hereunder and thereunder, and the execution and delivery of this Master Agreement and each Service Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on its part.

     (d) This Master Agreement and each Service Agreement to which it is a party constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms.

     (e) It has not violated and it will not violate any applicable laws or regulation regarding the offering of unlawful inducement in connection with this Master Agreement or any Service Agreement.

     (f) It has and shall have the right and authority to use any software or other intellectual property provided by it in connection with the Services.

     (g) It is not a party to, and is not bound or affected by or subject to, any instrument, agreement, charter or by-law provision, law, rule, regulation, judgment or order which would be contravened or breached as a result of the execution of this Master Agreement, consummation of the transactions contemplated by this Master Agreement, or execution of, and consummation of the transaction contemplated by, any fully executed Service Agreement.


                                  ARTICLE 14
                                INDEMNIFICATION

Section 14.1   Indemnification by Customer.

     (a) Customer hereby agrees to indemnify, defend and hold harmless each Torch Party's Indemnitees from and against all liability, expense (including without limitation court costs, attorneys' fees and related expenses) and claims for damage of any nature whatsoever, whether known or unknown and whether direct or indirect, as though expressly set forth and described herein, which the indemnified party may incur, suffer, become liable for or which may be asserted or claimed against the indemnified party to the extent resulting from the negligent acts, willful misconduct or statutory violations of Customer.

     (b) Customer shall, except to the extent a Torch Party acts in a non-operator capacity or with gross negligence or willful misconduct, indemnify, defend and hold harmless each Torch Party's Indemnitees from and against all liability, expense (including without limitation court costs, attorneys' fees and related expenses) and claims for damage of any nature whatsoever, whether known or unknown and whether direct or indirect, as though expressly set forth and described herein, which the indemnified party may incur, suffer, become liable for or which may be asserted or claimed against the indemnified party, to the extent arising from or in connection with the performance (or non-performance) of obligations, under this Master Agreement, the Service Agreements and the Change Orders, by a Torch Party.

Section 14.2  Indemnification by Torch.

     Except to the extent a Torch Party is entitled to indemnification by Customer under Section 14.1(b) for such claim or has merely followed Customer's instructions, each Torch Party hereby agrees to indemnify, defend and hold harmless the Customer's Indemnitees from and against all liability, expense (including without limitation court costs, attorneys' fees and related expenses) and claims for damage of any nature whatsoever, whether known or unknown and whether direct or indirect, as though expressly set forth and described herein, which the indemnified party may incur, suffer, become liable for or which may be asserted or claimed against the indemnified party to the extent resulting from the negligent acts, willful misconduct or statutory violations of the Torch Party.

Section 14.3  Joint and Concurrent Negligence.

     Customer and the Torch Parties expressly agree that the provisions of this
Article 14 shall not be limited to the sole negligence, willful misconduct or statutory violation of one of them, but shall also apply to matters in which more than one of them has committed: (i) negligent acts, (ii) acts of willful misconduct and/or (iii) statutory violations. In such event(s), if any of them advances funds, in connection with such a matter that is otherwise subject to this Article 14, in excess of its pro rata share, with due regard for the allocation of risks and responsibilities and duties of indemnification to it set forth in this Article 14, such party shall be indemnified by each other committing party not to exceed such other committing party's pro rata share, with due regard for the allocation of risks and responsibilities and duties of indemnification to it set forth in this Article 14.

Section 14.4  Intellectual Property Indemnification

     Each Party agrees to defend the other Parties against any action to the extent that such action is based on a claim that any software or other intellectual property provided by the indemnitor or the Confidential Information provided by the indemnitor: (a) infringes a copyright perfected under applicable law, (b) infringes a United States patent granted under applicable law or (c) constitutes an unlawful disclosure, use or misappropriation of another party's trade secret. The indemnitor will bear the expense of such defense and pay any damages and attorneys' fees that are attributable to such claim finally awarded by a court of competent jurisdiction. If any software, other intellectual property or Confidential Information becomes the subject of a claim under this Section, or in the indemnitor's opinion is likely to become the subject of such a claim, then the indemnitor may, at its option, (a) modify the software, other intellectual property or Confidential Information to make it noninfringing or cure any claimed misuse of another's trade secret, provided such modification does not adversely affect functionality used by the indemnitee, or (b) procure for the indemnitee the right to continue using the software, other intellectual property or Confidential Information, pursuant to the applicable Service Agreement, or (c) replace the software or other intellectual property or Confidential Information with a substantial equivalent that is noninfringing or that is free of claimed misuse of another's trade secret. Any costs associated with implementing any of the above alternatives shall be borne by the indemnitor.

Section 14.5  Indemnification Procedures

     (a) Promptly after receipt by an indemnitee of any written claim or notice of any action giving rise to a claim for indemnification by the indemnitee, the indemnitee shall so notify the indemnitor and shall provide copies of such claim or any documents relating to the action. No failure to so notify an indemnitor shall relieve the indemnitor of its obligations under this Master Agreement except to the extent that the failure or delay is prejudicial. Within thirty
(30) days following receipt of such written notice, but in any event no later than ten (10) days before the deadline for any responsive pleading, the indemnitor shall notify the indemnitee in writing (a

"Notice of Assumption of Defense") if the indemnitor elects to assume control of the defense and settlement of such claim or action (and in the event of such election shall be deemed to have waived any right it may have to later assert that the claim or action is not subject to indemnification hereunder).

     (b) If the indemnitor delivers a Notice of Assumption of Defense with respect to a claim within the required period, the indemnitor shall have sole control over the defense and settlement of such claim; provided, however, that
(i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim and (ii) the indemnitor shall obtain the prior written approval (which may be withheld or delayed in indemnitee's sole and absolute discretion) of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a timely Notice of Assumption of Defense relating to any claim, the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by such indemnitee in connection with the defense of such claim; provided, that the indemnitor shall pay for separate counsel for the indemnitee to the extent that conflicts or potential conflicts of interest between the Parties so require. In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid by such indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Assumption of Defense if such amount was agreed to without prior written consent of the indemnitor, which shall not be unreasonably withheld or delayed in the case of monetary claims. An indemnitor may withhold or delay consent to settlement of claims of infringement affecting its proprietary rights in its sole and absolute discretion.

     (c) If the indemnitor does not deliver a Notice of Assumption of Defense relating to a claim within the required notice period, the indemnitee shall have the right to defend the claim in such a manner as it may deem appropriate, at the cost and expense of the indemnitor. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses upon written request therefor.

Section 14.6  Subrogation

     In the event an indemnitor indemnifies an indemnitee pursuant to this Article, the indemnitor shall, upon payment in full of such indemnity, be subrogated to all of the rights of the indemnitee with respect to the claim to which such indemnity relates.

Section 14.7  Express Negligence

     THE INDEMNIFICATION PROVISIONS IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE NEGLIGENCE OF ANY INDEMNIFIED PARTY, OTHER THAN THOSE LOSSES, COSTS, EXPENSES AND DAMAGES ATTRIBUTABLE TO THE GROSS NEGLIGENCE AND/OR WILLFUL MISCONDUCT OF A PARTY. CUSTOMER AND THE TORCH PARTIES

ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.


                                  ARTICLE 15
                          LIABILITY AND FORCE MAJEURE

Section 15.1  Liability

     Subject to the limitations set forth in this Article, a Party that breaches any obligation under this Master Agreement or a Service Agreement or Change Order (except for any obligation to which a Service Level Credit or other liquidated damages provision applies, under this Master Agreement or a Service Agreement or a Change Order) shall be liable to each other Party except that with respect to TOC or Novistar in performance of operator responsibilities: (a) if under any joint operating agreement, TOC or Novistar, as the case may be, shall only be liable for damages attributable to gross negligence or willful misconduct in the performance of such responsibilities; and (b) if not under any joint operating agreement, Customer shall be deemed to have entered into a joint operating agreement having the provisions set forth on the attached Exhibit 15.1
(1).

Section 15.2  Limit on Types and Amounts of Damages Recoverable

     (a) EXCEPT AS SET FORTH IN CLAUSE (b) BELOW, NO PARTY SHALL BE LIABLE FOR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST REVENUE AND/OR PROFITS) OR ANY EXEMPLARY OR PUNITIVE DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     (b) The exclusion set forth in clause (a) shall not apply to (i) Losses otherwise recoverable by an indemnitee pursuant to Article 14 (Indemnification),
(ii) breach by a Party of its obligations for intentional acts with respect to Confidential Information, or (iii) damages caused by a Party's willful misconduct.

     (c) The total liability under this Master Agreement, Service Agreements and Change Orders, of each Torch Party shall be limited to six (6) months' fees under the Service Agreements to which it is a party; provided, however, that the total liability (including without limitation liability under indemnification provisions under this Agreement) of the Torch Parties (aggregated) for gross negligence or willful misconduct shall be limited to $5.0 million.

Section 15.3  Force Majeure

     (a) Subject to clause (b) below, neither Party shall be liable for any failure or delay in the performance of its obligations, other than payment obligations, under this Master Agreement or any Service Agreement or Change Order, to the extent such failure or delay is caused, directly or indirectly, without fault by such Party, by any cause beyond the reasonable control of such Party.

     Events meeting the criteria set forth in the next preceding paragraph are referred to collectively as "Force Majeure Events." The Parties expressly acknowledge that, except as otherwise expressly provided in a Service Agreement, Force Majeure Events do not include third party non-performance except to the extent caused by an event that would be a Force Majeure Event with respect to a Party; provided, however, that Force Majeure Events shall include disruptions caused by third party failures of public utilities, building facilities, communications facilities or public safety functions.

     (b) Upon the occurrence of a Force Majeure Event, the non-performing Party shall be excused from any further performance or observance of the affected obligation(s) for as long as such circumstances prevail and such Party continues to attempt to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance will immediately notify the other by telephone or by the most timely means otherwise available (to be confirmed in writing within two (2) Business Days of the inception of such delay) and describe in reasonable detail the circumstances causing such delay.

Section 15.4  Actions of Other Party

     Neither Party shall be liable for any failure or delay in the performance of its obligations under this Master Agreement or any Service Agreement if and to the extent such failure or delay is caused by the actions or omissions of the other Party or breaches of this Master Agreement, or a Service Agreement or Change Order, by the other Party, provided that the Party which is unable to perform has provided the other Party with reasonable notice of such non-performance.

                                  ARTICLE 16
                                  TERMINATION

Section 16.1  Termination for Cause

     (a) A party to a Service Agreement shall have the option, but not the obligation, to terminate any Service Agreement for cause for a material breach of such Service Agreement by another party thereto that is not cured by the other party within thirty (30) days of the date on which such Party was provided written notice of such breach;

     (b) A Party shall exercise its termination option under this Section 16.1 by delivering to the affected Party(ies) written notice of such termination identifying the termination date.

     (c) Each Torch Party shall have the option, but not the obligation, to terminate for cause any or all Service Agreements and/or this Master Agreement, if Customer fails to pay when due amounts Customer owes to a Torch Party under a Change Order and/or a Service Agreement and/or this Master Agreement, if Customer fails to cure such failure within ten (10) days after delivery to Customer of written notice of exercise of rights under this Section 16.1(c).

Section 16.2  Termination for Convenience

     (a) Customer shall have the option, but not the obligation, to terminate for convenience this Master Agreement (together with all Service Agreements) or, from time to time, one or more Service Agreements. Customer shall exercise its termination option by delivering to the applicable Torch Party written notice of such termination identifying the agreement(s) being terminated and identifying the termination date (which, except as provided in a Service Agreement, shall be at least ninety (90) days after the delivery to the Torch Party of such notice).

     (b) Customer shall pay the Torch Party thereto a termination fee, with respect to each Service Agreement terminated under this Section 16.2, equal to the greater of: (i) 0.50 multiplied by the number of months remaining in the agreement's term multiplied by the previous calendar year's fees and incentives earned divided by 12 or (ii) 0.50 multiplied by the number of months remaining in the agreement's term multiplied by the current calendar year's fees earned (together with estimated incentive fees) annualized to 12 months equivalent divided by 12 ("current" and "previous" to be determined with reference to such notice delivery date); provided, however, that in no event shall such termination fee, if with respect to a Service Agreement being terminated under this Section 16.2 after the end of the first third of its initial term, exceed the greater of: (i) the previous calendar year's fees and incentives earned or
(ii) the current calendar year's fees earned (together with estimated incentive fees) annualized to 12 months equivalent.

     (c)  In connection with each termination of an agreement pursuant to this
Section 16.2, Customer shall be responsible, upon delivery of an officer's certificate pursuant to Section 10.4, for the severance costs incurred pursuant to the applicable Torch Party's then-current severance policies in connection with the termination of each employee identified on such certificate, except for each employee who (i) Customer offers a comparable position at Customer that the employee does not accept; or (ii) Customer employs in a comparable position for at least 12 months after such termination; or (iii) Customer employs in a comparable position until such person's voluntary termination or termination for cause.

     Customer may seek to withdraw certain assets or services from a Service Agreement, not to exceed an aggregate over the term of such agreement of twenty percent (20%) of the annualized base and variable fees (based on the most recent three months billings under such agreement), by Change Order delivered to the related Torch Party, whereupon the Torch Party shall propose a reasonable credit or reduction in charges for the withdrawn assets or services, which credit or reduction shall bear a reasonable relation to the Torch Party's costs associated with the assets or services. As soon as practicable thereafter, Customer shall advise the Torch Party whether Customer will proceed with such withdrawal. As soon as practicable thereafter the Torch Party shall deliver an officer's certificate attesting to the identity of persons whose employment is being terminated as a result of such withdrawal (and that the withdrawal is the predominant reason for the employee's termination) with respect to whom the Torch Party intends to require reimbursement from Customer of severance costs pursuant to this Section 16.2. In connection with each such withdrawal, Customer shall be responsible, upon delivery of such officer's certificate, for the severance costs incurred pursuant to the applicable Torch Party's then-current severance policies in connection with the termination of each employee identified on such certificate, except for each employee who (i) Customer offers a comparable position at Customer that the employee does not accept; or (ii) Customer employs in a comparable position for at least 12 months after such termination; or (iii) Customer employs in a comparable position until such person's voluntary termination or termination for cause.

Section 16.3  Termination for Insolvency

     A Party shall have the option, but not the obligation, to terminate this Master Agreement in its entirety (including all Service Agreements) without payment of any applicable termination fees if a Party (i) becomes insolvent or is unable to meet its debts as they mature, (ii) files a voluntary petition in bankruptcy or seeks reorganization or to effect a plan or other arrangement with creditors, (iii) files an answer or other pleading admitting, or fails to deny or contest, the material allegations of an involuntary petition filed against it pursuant to any applicable statute relating to bankruptcy, arrangement or reorganization, (iv) shall be adjudicated a bankrupt or shall make an assignment for the benefit of its creditors generally, (v) shall apply for, consent to or acquiesce in the appointment of any receiver or trustee for all or a substantial part of its property, or (vi) any such receiver or trustee shall be appointed and shall not be discharged within thirty (30) days after the date of such appointment; provided, however, that in the event of a termination under Section 16.3(i) by reason of Customer's insolvency, the Customer shall have the right to purchase the terminated Services on a prepaid basis on otherwise substantially the same terms as applicable under this Agreement, but only if it has previously satisfied all of its payment obligations under this Agreement.

Section 16.4  Limitation on Effect of Termination

     Termination of this Master Agreement or any Service Agreement or categories of Services for any reason under this Article shall not affect (i) any liabilities or obligations of a Party arising before such termination or out of the events causing such termination, or (ii) any damages or other remedies to which a Party may be entitled under this Master Agreement or any Service Agreement or any Change Order, at law or in equity, arising from any breaches of such liabilities or obligations.

Section 16.5  Termination/Expiration Assistance

     Concurrently with the expiration or termination of the Master Agreement or any Service Agreement hereunder for any reason other than by reason of a failure by Customer to satisfy a payment obligation, at the request of Customer, Torch shall provide at Customer's expense, on a time and materials basis in accordance with Torch's then-current published pricing, the Termination/Expiration Assistance described in this Section 16.5. Such Termination/Expiration Assistance may not be withheld by Torch provided that Customer has satisfied and continues to satisfy all of its payment obligations to each Torch Party and provided that Customer has paid to each Torch Party a "Performance Deposit":

          (a) Torch shall deliver to Customer all Business Records and Data, Customer Confidential Information and Customer Confidential Materials, in Torch's possession, and shall, at Customer's request, destroy all electronic copies thereof not turned over to Customer; provided that Torch shall have no obligation to provide or destroy any of its intellectual property, Business Records and Data, Confidential Information, Confidential Materials, or any other of its property;

          (b) Torch shall take such additional actions and perform such additional tasks as may be reasonably necessary to facilitate a timely disengagement in compliance with the provisions of this Section 16.5, including performance on or before the date of expiration or termination of the Term of all of Torch's obligations under this Section 16.5.


                                  ARTICLE 17
                              DISPUTE RESOLUTION

Section 17.1  General

     Any dispute or controversy between the Parties with respect to the interpretation or application of any provision of this Master Agreement, and/or any Service Agreement(s) and/or any Change Order(s) or the performance by Torch or Customer of their respective obligations hereunder or findings of any audit or any other dispute in connection with this Master Agreement or the Service Agreements or Change Orders, shall be resolved as provided in this Article.

Section 17.2  Informal Dispute Resolution

     The Parties may, by mutual agreement, attempt to resolve their dispute informally in the following manner:

     (a) Either Party may submit the dispute to the Management Board, which shall meet as often as the Parties reasonably deem necessary to gather and analyze any information relevant to the resolution of the dispute. The Management Board shall negotiate in good faith in an effort to resolve the dispute.

     (b) If the Management Board determines in good faith that resolution through continued discussions by such Management Board does not appear likely, the matter shall be referred to binding arbitration.

     (c) During the course of negotiations, all reasonable requests made by one Party to the other for non-privileged information, reasonably related to the dispute, shall be honored in order that each of the Parties may be fully advised of the other's position.

     (d) The specific format for the discussions shall be determined at the discretion of the Management Board, but may include the preparation of agreed upon statements of fact or written statements of position.

     (e) Proposals and information exchanged during the informal proceedings described in this Article between the Parties shall be privileged, confidential and without prejudice to a Party's legal position in any subsequent proceedings. All such proposals and information, as well as any conduct during such proceedings, shall be considered settlement discussions and proposals, and shall be inadmissible in any subsequent proceedings.

Section 17.3  Arbitration

     (a) Except as set forth in clause (b) below, any controversy or claim arising out of or relating to this Master Agreement or any Service Agreement, or any alleged breach hereof, including any controversy regarding the arbitrability of any dispute, shall be settled at the request of either Party by binding arbitration in Houston, Texas before and in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). In any dispute in which the amount in controversy is less than Two Hundred Fifty Thousand Dollars ($250,000), there shall be one (1) arbitrator agreed to by the Parties or, if the Parties are unable to agree within thirty
(30) days after demand for arbitration is made, selected in accordance with the Rules. In all other cases there shall be three (3) arbitrators, one (1) of whom shall be selected by Customer within thirty (30) days after demand for arbitration is made, one (1) of whom shall be selected by Torch within thirty
(30) days after demand for arbitration is made, and one (1) of whom shall be selected by the two Party-appointed arbitrators within thirty (30) days after their selection. If one or more arbitrator(s) is not selected within the time period stated in the preceding sentence, such arbitrator(s) shall be selected pursuant to Rule 13 of the Rules. Any arbitrator(s) proposed by the American Arbitration Association shall have at least ten (10) years of experience in complex, commercial matters in the area that is generally the same as the matter that is the subject of the dispute. Each Party shall pay its own attorneys' fees and one-half (1/2) of the other arbitration costs, subject to final apportionment by the arbitrators. The arbitrators shall apply the law set forth herein to govern this Master Agreement and any Service Agreement and shall have the power to award any remedy available at law or in equity; provided, however, that the arbitrators shall have no power to amend this Master Agreement or any Service Agreement. The Party prevailing in arbitration shall be entitled to recover its reasonable and necessary attorneys' fees and expenses incurred in the arbitration proceeding. Any award rendered pursuant to such arbitration shall be final and binding on the Parties, and judgment on such award may be entered in any court having jurisdiction thereof. A Party may recover its attorneys' fees incurred in any such enforcement action.

     (b) Notwithstanding clause (a) above, a Party may request a court of competent jurisdiction to grant provisional injunctive relief to such Party until an arbitrator can render an award on the matter in question and such award can be confirmed by a court having jurisdiction thereof.

Section 17.4  Continued Performance

     Subject to Section 7.5, both Parties shall continue performing their respective obligations and responsibilities under this Master Agreement and any Service Agreements and any Change Orders while any dispute, other than a dispute or dispute(s) with respect to breach of confidentiality obligations.

Section 17.5  Applicable Law

     All questions concerning the validity, interpretation and performance of this Master Agreement and any Service Agreement shall be governed by and decided in accordance with the laws of the State of Texas, as such laws are applied to contracts between Texas residents and without regard to the choice of law rules of the State of Texas.

Section 17.6  Jurisdiction and Venue

     The Parties hereby submit and consent to the exclusive jurisdiction of any state or federal court located within Harris County of the State of Texas and irrevocably agree that all actions or proceedings relating to this Master Agreement and any Service Agreement, other than any action or proceeding required by this Article to be submitted to arbitration, shall be litigated in such courts, and each of the Parties waives any objection which it may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in such court. Nothing in this Section shall affect the obligation of the Parties with respect to the arbitration of disputes pursuant to Section 17.3.

Section 17.7  Equitable Remedies

     The Parties agree that in the event of any breach or threatened breach of any provision of this Master Agreement or any Service Agreement concerning (i) Confidential Information, (ii) intellectual property rights or (iii) other matters for which equitable rights may be granted, money damages would be an inadequate remedy. Accordingly, such provisions may be enforced by the preliminary or permanent, mandatory or prohibitory injunction or other order of a court of competent jurisdiction.


                                  ARTICLE 18
                                 MISCELLANEOUS

Section 18.1  Interpretation

       (a) In this Master Agreement and in any Service Agreement or Change Order, words importing the singular number include the plural and vice versa and words importing gender include all genders. The word "person" includes, subject to the context in which it appears, an individual, partnership, association, corporation, other legal entity, trustee, executor, administrator or legal representative.

       (b) The division of this Master Agreement, any Appendix hereto and any Service Agreement or Change Order into Articles, Sections, subsections and Schedules and the insertion of any captions or headings are for convenience of reference only and shall not affect its construction or interpretation.

       (c) In this Master Agreement and in any Service Agreement or Change Order, unless otherwise specifically provided:

              (i) In the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

              (ii) References to a specified Article, Section, subsection, Schedule or other subdivision shall be construed as references to that specified Article, Section, subsection, Schedule or other subdivision of this Master Agreement or the applicable Service Agreement or Change Order, unless the context otherwise requires.

              (iii) The word "dollar" and the symbol "$" refer to United States dollars.

              (iv) References to "days" means calendar days unless "business days" are specified.

         (v) The term "including" means "including, without limitation," or "including, but not limited to."

     (d) The Parties are sophisticated and have been represented by counsel during the negotiation of this Master Agreement and each Service Agreement. As a result, the Parties agree that the presumption of any laws or rules relating to the interpretation of contracts against the drafter thereof should not apply, and hereby waive any such presumption.

Section 18.2  Binding Nature and Assignment

     Except as otherwise provided in this Master Agreement, neither Party may assign (other than by operation of law) any of its rights or obligations under this Master Agreement without the other Parties' consent. Subject to the foregoing, this Master Agreement and each Service Agreement shall be binding on the Parties and their respective successors and assigns.

Section 18.3  Expenses

     In this Master Agreement and each Service Agreement or Change Order, unless otherwise specifically provided, all costs and expenses (including the fees and disbursements of legal counsel) incurred in connection with this Master Agreement or the applicable Service Agreement or Change Order, and the completion of the transactions contemplated by this Master Agreement or the applicable Service Agreement shall be paid by the Party incurring such expenses.

Section 18.4  Amendment and Waiver

     Without limiting Section 4.3(b), this Master Agreement may not be modified, amended, or in any way altered except by written document duly executed by the affected Parties hereto. No waiver of any provision of this Master Agreement, nor of any rights or obligations of any Party hereunder, will be effective unless in writing and signed by the Party waiving compliance, and such waiver will be effective only in the specific instance, and for the specific purpose, stated in such writing. No waiver of breach of, or default under, any provision of this Master Agreement will be deemed a waiver of any other provision, or of any subsequent breach or default of the same provision, of this Master Agreement.

Section 18.5  Further Assurances; Consents and Approvals

     Each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to this Master Agreement and to carry out its provisions.

Section 18.6  Publicity

     All media releases, public announcements and other disclosures by either Party relating to this Master Agreement or any Service Agreement or Change Order or the subject matter hereof or thereof, including promotional or marketing materials, but excluding announcements intended solely for internal distribution or to meet legal or regulatory requirements, shall be coordinated with and approved by the other Party prior to release.

Section 18.7  Severability

     Any provision in this Master Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 18.8  Entire Agreement

     This Master Agreement and each of the Service Agreements and Change Orders, including the Appendices, Exhibits and Schedules hereto and thereto, constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 18.9  Notices

     Except as expressly otherwise stated herein, all notices, requests, consents, approvals, or other communications provided for, or given under, this Master Agreement, shall be in writing, and shall be deemed to have been duly given to a Party if delivered personally, or transmitted by facsimile to such Party at its telecopier number set forth below, or sent by first class mail or overnight courier to such Party at its address set forth below, or at such other telecopier number or address, as the case may be, as shall have been communicated in writing by such Party to the other Party in accordance with this Section. All notices will be deemed given when received in the case of personal delivery or delivery by mail or overnight courier, or when sent in the case of transmission by facsimile upon electronic confirmation of receipt.

     Notices to Customer shall be addressed as follows:

          Attention: Robert J. Bensh
          Bellwether Exploration Company
          1331 Lamar St. Suite 1455
          Houston, TX 77010-3039
          Telephone No.: (713) 652-1025
          with a copy to:

          Attention: Corporate Secretary
          Bellwether Exploration Company
          1331 Lamar St., Suite 1455
          Houston, TX 77010-3039
          Telephone No.: (713) 652-1025

     Notices to a Torch Party shall be addressed as follows:

          Attention: President [Torch Party Name]
          c/o Torch Energy Advisors Incorporated
          1221 Lamar St. Suite 1600
          Houston, TX  77010-3039
          Telephone No.:  (800) 324-8672

     with a copy to the attention of the Torch Party's general counsel at:

          Attention:  General Counsel [Torch Party Name]
          c/o Torch Energy Advisors Incorporated
          1221 Lamar St. Suite 1600
          Houston, TX  77010-3039
          Telephone No.:  (800) 324-8672

Section 18.10  Survival

     Any provision of this Master Agreement or of any Service Agreement which contemplates performance or observance subsequent to any termination or expiration of this Master Agreement or of any Service Agreement shall survive expiration or termination of this Master Agreement or any Service Agreement.

Section 18.11  Independent Contractors

     This Master Agreement will not be construed to (nor shall any Service Agreement or Change Order be construed to) constitute either Party as a representative, agent, employee, partner, or joint venturer of the other. The Parties will be independent contractors for the performance under this Master Agreement.

Section 18.12  Third Party Beneficiaries

     Except as set forth in Article 16 (Indemnification) of this Master Agreement, nothing in this Master Agreement or in any Service Agreement, express or implied, is intended to confer on rights, benefits, remedies, obligations or liabilities on any person (including, without limitation, any employees of the Parties) other than the Parties or their respective successors or permitted assigns.

Section 18.13  Counterparts

     This Master Agreement and each Service Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

Section 18.14  Duty to Act Reasonably

     Whenever a provision of this Master Agreement or any Service Agreement or Change Order hereunder requires or contemplates any action, consent, or approval, the Parties shall act reasonably and in good faith and (unless the provision expressly allows exercise of a Party's sole, or sole and absolute discretion) may not unreasonably withhold or delay such action, consent, or approval.

Section 18.15  Year 2000 Compliance

     As of the Effective Date and continuing throughout the Term, each Torch Party agrees that all assets and information systems owned or leased by such Torch Party and used to provide the Services from and after December 31, 1999 will be and shall remain Year 2000 Compliant; provided, however, that Torch Parties shall not be required to bear the cost of replacing or repairing any of Customer's assets to correct any Year 2000 problems. In the event that a Torch Party fails to achieve Year 2000 compliance for any assets or information systems owned or leased by the Torch Party and used to provide Services to Customer, and such failure materially harms Customer and continues to do so for a period of ninety (90) days after written notice is provided by Customer, then Customer may terminate any and all Service Agreements with such Torch Party that are materially affected by such failure. Upon any such termination hereunder, Customer shall pay to the Torch Party a termination fee equal to one-half of the termination for convenience fee that is applicable to such Service Agreement.


     IN WITNESS WHEREOF the Parties have executed this Master Agreement as of the date first above written.

                              BELLWETHER EXPLORATION COMPANY


                              By:-----------------------------
                                  Robert J. Bensh
                                  Sr. Vice President, Finance

                              TORCH ENERGY ADVISORS INCORPORATED


                              By:-------------------------------------
                                  Michael Smith, Managing Director and
                                  Chief Financial Officer


                              TORCH OPERATING COMPANY


                              By:-------------------------------------
                                  Michael B. Smith, Vice President


                              TORCH ENERGY MARKETING, INC.


                              By:---------------------------------------
                                  Douglas B. Chapman, President


                              NOVISTAR, INC.


                              By:---------------------------------------
                                 Thomas M. Ray, III, President

                                 SCHEDULE 4.1

                               EXCLUDED SERVICES

                           MASTER SERVICES AGREEMENT

1. Acquisition services, including deal generation, screening, analysis, evaluation, due diligence, negotiation, closing and final accounting.

2. Divestiture services, including preparation of sales package and/or data room, bid analysis and screening, sale negotiation, closing and final accounting.

3. Scientific (engineering, geological and geophysical) information technology, including all hardware, software and systems support.

4.   Geological and geophysical interpretation and analysis.

5.   Reservoir and exploitation engineering.

6.   Office space, lease negotiation and lease management.

7.   Phone systems and related maintenance.

8.   Office security systems and related maintenance.

9. The cost of the following items and related maintenance will no longer be borne by Torch, though Torch Parties will continue to provide services related to selecting, purchasing and arranging for maintenance of such items:

     (a) Desktop computer systems and related software;

     (b) Office supplies, equipment and furniture;

     (c) Kitchen equipment and supplies; and

     (d) Office services, such as pest control, plant maintenance, coffee service, water filter replacement and similar items.

                                 SCHEDULE 10.2

                       MANAGEMENT BOARD REPRESENTATIVES

                           MASTER SERVICES AGREEMENT



                                 Torch Parties

1.   Douglas B. Chapman
     President, TEMI and Managing Director, TEAI

2.   Michael B. Smith
     Chief Financial Officer and Managing Director, TEAI

3.   Thomas M. Ray III
     Chief Executive Officer and President, Novistar



                        Bellwether Exploration Company

1.   J.P. Bryan
     Chief Executive Officer

2.   Robert J. Bensh
     Sr. Vice President-Finance

3.   Cliff M. West, Jr.
     Sr. Vice President-Exploration and Explotation
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                                 SCHEDULE 10.5

                                 KEY PERSONNEL

                           MASTER SERVICES AGREEMENT



1.   Ann Kaeserman: Controller, TEAI

2.   Carol Cooley:  Landman, TEAI

3.   Randy A. Bailey:  Senior Vice President, TOC

4.   Wayne Penello:  Vice President, Risk Management, TEMI

5.   Kim Yates:  Senior Financial Analyst, TEAI

6.   Jim Abney:  Director, Land, TEAI